EXHIBIT 99.1

For More Information, Contact:

Corporate Communications, Cygnus, Inc.

(650) 369-4300 www.cygn.com

Peter Collins/Dina Pitenis

Rowland Communications

(212) 527-8800

FOR IMMEDIATE RELEASE

Cygnus Launches GlucoWatch® Biographer in U.S.

The only FDA-approved product that provides

frequent, automatic and non-invasive measurement of glucose levels

Redwood City, CA — April 15, 2002 — Cygnus, Inc. (Nasdaq: CYGN) today announced the U.S. market launch of the GlucoWatch® Biographer, the only product approved by the U.S. Food and Drug Administration (FDA) for consumers designed to measure glucose levels frequently, automatically and non-invasively.  The frequent and automatic measurements provided by the GlucoWatch Biographer can identify trends and track patterns in fluctuating glucose levels that would be difficult for people with diabetes and their health care teams to detect with current testing techniques alone.

“We are very excited about making the GlucoWatch Biographer available in the United States.  It represents the most significant technological breakthrough in glucose monitoring since the transition from urine dip sticks to blood meters about twenty years ago.  Numerous clinical studies have demonstrated the health benefits of frequent glucose testing and more frequent insulin injections.  Unfortunately, the vast majority of people with diabetes do not test their glucose levels frequently enough and fluctuating glucose levels make it extremely difficult for detection with current testing methods alone,” stated John C Hodgman, Chairman, Chief Executive Officer and President of Cygnus, Inc.  “There is an unmet need for a product that can readily provide frequent glucose measurements.  The GlucoWatch Biographer can be the solution for millions of people with diabetes.”

The GlucoWatch Biographer is the first and only glucose monitoring system that provides readings frequently, automatically and non-invasively, up to three times an hour, for up to twelve hours day or night.  The Biographer is a glucose monitoring device designed to detect trends and track patterns in glucose levels in adults (ages 18 and older) with diabetes.  This device is intended for use by patients at home and in health care facilities.  It is for prescription use only.  The Biographer is intended for use an adjunctive device to supplement, not replace, information obtained from standard home glucose monitoring devices.  The GlucoWatch Biographer is indicated for use in detection and assessment of episodes of hyperglycemia and hypoglycemia, facilitating both acute and long-term therapy adjustments, which may minimize these excursions.

Interpretation of Biographer results should be based on the trends and patterns seen within several sequential readings over time.

The GlucoWatch Biographer differs from other glucose monitoring systems in several ways.  It is non-invasive, collecting glucose through the skin, not from blood.  It automatically measures and displays glucose levels and detects trends and patterns in glucose levels as opposed to a single, discrete reading.  It has alert systems to inform users when glucose levels are too high, too low or declining rapidly.  The Biographer also stores up to 4,000 glucose values in an electronic diary that can be reviewed at the touch of a button or uploaded into a software program to enable detailed analysis of glucose fluctuations.

“The GlucoWatch Biographer represents a tremendous advance in diabetes management,” said Steven Edelman, M.D., Professor of Medicine, Division of Diabetes and Metabolism, University of California San Diego School of Medicine and Veterans Affairs, and the founder and Director of the non-profit organization Taking Control of Your DiabetesTM.  “Most people with diabetes are not fully aware of the frequent fluctuations they have in their glucose levels.  I have many patients who will benefit greatly from the insight they will gain from the additional information provided by the Biographer,” added Dr. Edelman.

The GlucoWatch Biographer will be available for sale through direct mail, not through retail pharmacies.  People interested in learning more about the GlucoWatch Biographer and how to order can request information by calling toll free 1-866-GLWATCH (1-866-459-2824) or by visiting www.glucowatch.com.  To obtain a GlucoWatch Biographer, adults with diabetes will need to consult a health care professional to get a prescription, complete the order form contained in the Introductory Training Brochure and complete a questionnaire to be sure the device is right for them.

The GlucoWatch Biographer consists of two main parts: the durable Biographer, which is the watch-like device that attaches to a person’s forearm, and the AutoSensor, the disposable component that attaches to the back of the Biographer and allows for glucose monitoring for up to 12 hours. The price of the Starter Kit, which includes the GlucoWatch Biographer, instructional video, user guide, battery charger and two rechargeable batteries, as well as other accessories, is $595. AutoSensors are sold in cartons of 16 and sell for $69.75.  Also available for sale at $35.00 is the GlucoWatch® Analyzer, FDA-approved software that downloads data retrieved by the individual’s Biographer into a personal computer for display and storage of data.  The software uses the data to generate statistical reports and graphs that are designed to create a comprehensive picture of an individual’s recent glucose level history and allow for analysis of trends and patterns in glucose levels.  Purchases can only be made by using VISA® or MasterCard® credit cards.  At the completion of the transaction, the GlucoWatch Biographer and associated products will be shipped directly to the consumer.

Cygnus and Sankyo have been collaborating closely on sales and marketing efforts under an agreement signed in November 2001. The co-promotion agreement covers the GlucoWatch

Biographer and other similar glucose monitoring products in the United States. The agreement calls for Sankyo to provide a 50-person specialty sales force, well-versed in diabetes and its treatment, to leverage Sankyo’s already established relationships with physicians having the highest potential for prescribing the GlucoWatch Biographer. Sankyo may also provide broad market coverage through their 450 primary care sales representatives.  In addition, Sankyo may deploy 20 managed care account managers to obtain insurance reimbursement for the GlucoWatch Biographer and 20 medical managers who would communicate key scientific data to medical professionals.

The World Health Organization estimates there are 125 million people worldwide with diabetes. This number has increased 15% in the last 10 years and is expected to double by 2025. In the United States, approximately 10 million Americans have been diagnosed with diabetes and each year approximately 13,000 children are diagnosed. Diabetes is a leading cause of death in the United States, and the complications of uncontrolled diabetes result in an estimated $100 billion in medical costs annually. The current worldwide market for glucose measuring products is estimated at between $3 billion and $4 billion, and it is expected to exceed $4.7 billion in 2002. The United States is estimated to account for 50%-60% of all sales, while Western Europe accounts for approximately 30% of sales.

Cygnus, Inc. is engaged in the development and manufacture of diagnostic medical devices, utilizing proprietary technologies to satisfy unmet medical needs cost-effectively. The first such device is a frequent, automatic and non-invasive glucose monitoring device, the first-generation GlucoWatch Biographer. A supplemental pre-market approval (PMA) submission is currently under expedited review by the FDA for use of the GlucoWatch Biographer by children and adolescents (ages 7-17). The GlucoWatch Biographer has also received the CE mark permitting sales in the European Union, and Cygnus is currently selling the first-generation product in the United Kingdom.

Sankyo Pharma Inc. is a wholly owned subsidiary of Sankyo Co. Ltd., the second largest drug company in Japan.  Sankyo is a recognized research-based company and a source of new therapeutic agents, including drugs for cardiovascular disease and diabetes.

More information about Cygnus can be found at the corporate web site: http://www.cygn.com. Additional information about the GlucoWatch Biographer can be obtained by calling the Company’s toll-free number, 1-866-GLWATCH, or by visiting http://www.glucowatch.com.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about the Company’s plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about the Company’s ability to manufacture and scale-up commercially the GlucoWatch Biographer, the Company’s plans for commercialization alliances, the Company’s ability to achieve market acceptance of the GlucoWatch Biographer, and the Company’s plans for enhancements and possible manufacturing changes through the regulatory process. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company’s actual results to differ from the Company’s current expectations and any forward-looking statements contained in this news release. “GlucoWatch” is a registered trademark of Cygnus, Inc.

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